Exhibit 10.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of 2nd day of April, 2018, is entered into between CENTRAL STATE LEGAL SERVICES INC. (“Seller”), whose principal address is 1615 S. Ingram Mill, Bldg B, Springfield, Missouri 65807, and GOPHER PROTOCOL INC., a Nevada corporation (“Buyer”), whose principal address is 2500 Broadway Blvd., Suite F-125, Santa Monica, CA 90404.

Recitals

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets (including or even in specific intellectual properties that “form” a software), and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein. (Purchase and sale of the assets and all related transactions, are referred to herein as the “Transaction”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase, acquire and take assignment and delivery of the properties and assets hereinafter set forth vested under designated corporation in formation - as wholly own subsidiary of Buyer (the “Assets”), as more particularly described on Exhibit “A”, attached hereto and incorporated herein by this reference:

(a)            Inventory. All of the inventory of the Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods and in the operation of the Assets, (collectively, the “Inventory”).

(b)            Contracts. All of the rights, titles, interests and benefits accruing to Seller under those rental, sales, supply, purchase order, service, sign, maintenance, equipment, any and all telephone and other contracts or leases relating to the Assets, all of Seller’s rights accruing under any so-called Non-Compete Agreements in favor of Seller, and any other contracts or leases relating to the operation of the Assets (“Contracts”);

(c)            Licenses and Permits. Any and all transferable consents, authorizations, variances or waivers, licenses, permits, registrations, certificates, approvals and similar rights from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality with respect to the Assets (collectively, the “Licenses”) held by or granted to Seller;

(d)            Intangible Assets. All of Seller’s goodwill associated with the Assets, including the telephone number, domain name and web page, if any, customer lists, employee lists, supplier lists, and prospect lists associated with Sellers’ Assets, all trademarks, service marks and their associated goodwill, trade secrets and confidential information, to the extent transferable (collectively the “Intangible Assets”).

(e)     All Intellectual Properties which include codes and keys that compile a software which allow “processing” prepaid platform of ACH funds from merchant bank account to providers of the purchased service (“IP”).

2.            Purchase Price; Payment; Assumed Liabilities; Allocations.

(a)           Purchase Price; Payment and Other Consideration. The purchase price for the Assets shall be TWENTY FIVE THOUSAND 00/100 DOLLARS ($25,000.00), as follows, subject to proration as set forth herein (the “Purchase Price”). Payment of the Purchase Price and other consideration shall be made as follows:

A.         At Closing, Buyer shall pay Seller cash in the sum of TWENTY FIVE THOUSAND and 00/100 DOLLARS ($25,000.00);

(b)          Assumption of Liabilities. At Closing, in addition to payment of the Purchase Price, Buyer shall assume and agree to pay, discharge, and perform the following, and only the following and no other, obligations and liabilities of Seller (the “Assumed Liabilities”):

Seller’s liabilities incurred after the “Effective Date” (hereafter defined) by Buyer pursuant to the Assumed Contracts, but only to the extent such obligations and liabilities accrue and arise after the Effective Date and are not caused by or related to any action or inaction by Sellers, or any other party occurring prior to the Effective Date.

Except for the specific Assumed Liabilities as defined above, Buyer shall not assume, pay or otherwise be liable for any other obligations, liabilities or debts of Seller of any nature whatsoever.

(c)           Retained Liabilities. The “Retained Liabilities” as set forth in this section (d) shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every obligation and liability of Seller other than the Assumed Liabilities, including, without limitation:

A.         any obligation or liability of any nature whatsoever arising out of or relating to products sold or distributed by Seller to the extent manufactured, sold, or distributed sold prior to the Effective Date;

B.          any obligation or liability of any nature whatsoever under any Contract that arises after the Effective Date but that arises out of or relates to any breach that occurred prior to the Effective Date;

C.          any obligation or liability of any nature whatsoever for taxes, fees, or assessments of any nature, whether deferred or not, (A) arising as a result of Seller’s operation of its Business or ownership of the Assets prior to the Effective Date, (B) that will arise as a result of the sale of the Assets pursuant to this Agreement;

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D.         any obligation or liability of any nature whatsoever under any employee benefit plans of Seller or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;

E.          any obligation or liability of any nature whatsoever under any employment, severance, retention or termination agreement with any employee of Seller;

F.          any obligation or liability of any nature whatsoever arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

G.          any obligation or liability of any nature whatsoever arising out of any litigation, action, arbitration, audit, hearing, investigation, or suit pending as of the Effective Date;

H.         any obligation or liability of any nature whatsoever arising out of any litigation, action, arbitration, audit, hearing, investigation, or suit involving Seller’s operation of the Business or ownership of the Assets commenced after the Effective Date and arising out of or relating to any occurrence or event happening prior to the Effective Date;

I.           any obligation or liability of any nature whatsoever arising out of or resulting from Seller’s compliance or noncompliance with any legal requirement or order of any governmental body;

J.           any obligation or liability of any nature whatsoever of Seller under this Agreement or any other document executed in connection herewith and

K.         any obligation or liability of any nature whatsoever of Seller based upon Seller’s acts or omissions occurring after the Effective Date.

(d)          Allocation. At the Closing, Purchase Price shall be allocated, for federal and state tax purposes consistent with Section 1060 of the Internal Revenue Code and applicable regulations, which allocation shall, when agreed to by Buyer and Seller as described in Section 8(a) hereof, be set forth on Exhibit “B”, attached hereto. Buyer and Seller shall prepare and deliver IRS Form 8594, consistent in all respects with the terms of this Section, and Buyer and Seller shall file such Form with the IRS after the Closing Date. In any proceeding, investigation, inquiry, hearing, audit or other action related to the determination of any tax.

(e)          Closing Date. The consummation of the transaction contemplated under this Agreement (herein referred to as the “Closing”) shall occur on or before April 2, 2018 (the “Closing Date”); provided, however, that the Parties may mutually agree to extend the Closing Date. On or before April 2, 2018 by 11:59 PM (or such other date if the Closing Date is extended), the Buyer shall cause a wire in the amount of TWENTY FIVE THOUSAND and 00/100 DOLLARS ($25,000.00) to be made to a bank account designated by the Seller. Notwithstanding anything to the contrary contained herein, the Closing shall be effective as of 11:59 PM on the Closing Date (the “Effective Date”).

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(f)           Preparation of Closing Documents. Counsel for Buyer shall prepare the documents to be executed and delivered at the Closing (the “Closing Documents”), including the Bill of Sale (as hereinafter defined), and other Assignments (as hereinafter defined), all of which must be satisfactory to Seller and its legal counsel.

3.            Delivery of Documents.

(a)          Seller’s Deliveries. At Closing, upon payment of the Purchase Price by Buyer, Seller shall deliver to Buyer the following:

A.         such good and sufficient instruments of sale, conveyance, transfer and assignment as shall be required or as may be appropriate to effectively vest in Buyer good title to the Assets, free and clear of all liens, security interests and encumbrances of whatever nature, properly executed and acknowledged, including a limited warranty bill of sale (the “Bill of Sale”), and assignment and assumption instruments (the “Assignments”);

B.         Deliver of a fully executed Assignment of Shared Services Agreement;

C.         copies of the resolutions by of the members and manager(s) of Seller (as applicable) approving the Transaction, together with a certificate of good standing from Buyer’s jurisdiction of organization and each jurisdiction in which Buyer is required to be qualified to do business;

D.         physical possession of all Assets including all Records, keys and items of entry to the Business and the Assets;

E.          all required or necessary consents, waivers and approvals with respect to the Contracts, and assignment thereof, in such form as is satisfactory to Buyer and its counsel;

F.          such other instruments and documents as may be reasonably required by Buyer or its counsel as to the performance of all covenants and satisfaction of all conditions required of Seller, or as to any other matter required or necessitated by this Agreement, including evidence reasonably satisfactory to Buyer that the person(s) executing the Closing Documents for Seller has full right, power and authority to do so; and

(b)          Buyer’s Deliveries. At Closing, Buyer shall deliver to Seller, as applicable:

A.         payment of the cash portion of the Purchase Price in cash to Seller pursuant to Section 2 hereof,

B.         copies of the resolutions by of the board of directors of Buyer (as applicable) approving the Transaction, together with a certificate of good standing from Buyer’s jurisdiction of organization and each jurisdiction in which Buyer is required to be qualified to do business;

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C.            such other instruments and documents as may be reasonably required by Seller or their counsel as to the performance of all covenants and satisfaction of all conditions required of Buyer, or as to any other matter required or necessitated by this Agreement, including evidence reasonably satisfactory to Seller that the person(s) executing the Closing Documents for Buyer has full right, power and authority to do so;

4.            Warranties and Representations.

(a)           Warranties and Representations to Buyer. As an inducement to Buyer entering into this Agreement, Seller hereby covenants, represents and warrants to Buyer as follows:

A.           Good Standing. Seller is a duly organized and validly existing limited liability company and is in good standing under the laws of the State of Missouri.

B.            Authority. Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Seller does not and will not violate any provisions of Seller’s governing corporate instruments, or any order, judgment or award of any court or administrative agency or any contract to which Seller is a party or require the consent of any third party, or violate any law or governmental or regulatory rule or regulation.

C.            Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable in accordance with its terms. The person executing this Agreement on behalf of Seller has the authority to do so.

D.            Ownership and Condition of Assets, Status of Contracts. (A) Seller possesses all licenses and required governmental or official approvals, permits or authorizations necessary for the operation of the Business; and (B) with respect to the Contracts, each is in full force and effect, there have been no material defaults or breaches of same, no assignment of rights in or relating to same have been made, and to the best of Seller’s knowledge no event has occurred which would cause a material breach or default under same.

E.             Sufficiency of Assets. The Assets (a) constitute all of the material assets necessary to operate Seller’s Business in substantially the manner presently operated by Seller and (b) include all of the material operating assets of Seller.

F.             Warranty of Title. Seller is the lawful owner of the Assets, and has the full right, power, and authority to sell, transfer and convey the Assets to Buyer and that the Assets are not subject to any liens, claims, security interests, encumbrances, taxes, or assessments, however described or denominated.

G.            Actions or Proceedings. There is no action, suit or proceeding pending against Seller or known to Seller to be threatened against or affecting Seller in any court, before any arbitrator or before or by any governmental authority. Seller has not been cited, fined, held liable or in violation of, or otherwise received notification of any asserted past or present failure or alleged failure to comply with any federal, state or local laws, and is not aware of any action or occurrence which would give rise to a violation.

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H.         Payment of Taxes. Seller has paid in full all applicable sales, occupancy, ad valorem, employment and other applicable taxes relating to the ownership and operation of all Business or otherwise relating to the Assets, except for accrued taxes not yet due.

I.          Brokers; Finders. Buyer shall not be obligated to pay any broker or finder retained by Seller in connection with the Transaction.

J.          No Material Adverse Change. Since the date of the most recent Financial Statement, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

(b)          Buyer’s Warranties and Representations. Buyer covenants, warrants and represents as follows:

A.         Good Standing. Buyer is a duly organized and validly existing corporation and is in good standing under the laws of the State of Nevada.

B.         Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform the obligations of Buyer hereunder. The execution, delivery and performance of this Agreement by Buyer does not and will not violate any provisions of Buyer’s governing corporate instruments, or any order, judgment or award of any court or administrative agency or any contract to which Buyer is a party or, except as otherwise acknowledged herein, require the consent of any third party, or to Buyer’s knowledge, violate any law or governmental or regulatory rule or regulation.

C.         Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Buyer, has been duly executed and delivered by Buyer, constitutes the valid and binding agreement of Buyer and is enforceable in accordance with its terms. The person executing this Agreement on behalf of Buyer has the authority to do so.

D.         Brokers; Finders. Seller has no obligation to pay any broker or finder in connection with the Transaction. Buyer will pay under its responsibly finder or broker fees to the introducing party under separate agreement, which Seller is not a party to and has no responsibility.

(c)          Effect of Representations and Warranties. The foregoing representations of the parties hereto set forth in this Section are true, and the foregoing warranties and covenants are in full force and effect and binding on same, as of the date hereof, and shall be in full force and effect and deemed to have been automatically reaffirmed and restated by the parties hereto in their entirety as of the date and time of Closing.

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5.             Further Acts. In addition to the acts and deeds stated herein and contemplated to be performed, executed and delivered by the respective parties hereto, each of the parties hereto agrees to perform, execute and deliver or cause to be performed, executed and delivered at Closing and after Closing any and all such further acts, deeds and assurances as may be reasonably necessary to consummate the Transaction.

6.            Confidentiality; Publicity. Except as may be required by law, no party hereto or their respective affiliates, employees, agents or representatives shall disclose to any third party the subject matter or terms of this Agreement without the prior written consent of the other parties; provided however, that any party may discuss the same with its legal counsel and other engaged professionals. No press release or other public announcement related to this Agreement or the transaction contemplated hereby will be issued by any party without the prior written approval of the Seller and Buyer. Buyer and Seller understand that after Closing, Buyer is obligated by law to file within 4 days immediate report in form 8-K with the Security and Exchange Committee along with copies of all agreements with Seller and their respective exhibits.

7.             Survival. All representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing of the Transaction indefinitely.

8.             Notices. All notices permitted or required to be given hereunder shall be in writing and sent by registered or certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal Express) or hand delivered, addressed as follows:

To Seller:	CENTRAL STATE LEGAL SERVICES

1615 S Ingram Mill, Bldg B

Springfield, Missouri

Attention: Derron Winfrey

With Copy to:

To Buyer:	Gopher Protocol, Inc.

2500 Broadway Blvd., Suite F125

Santa Monica, CA 90404

Attention: Michael Murray

Any party may designate a different address from time to time by notice given in accordance with the provisions of this paragraph. Any such notice shall be deemed given on the date of delivery.

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9.             Miscellaneous. This Agreement shall be construed and interpreted under the laws of the State of California. Seller, and Buyer hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or to the Transaction contemplated hereby or thereby to the exclusive jurisdiction and venue of any state or federal court having jurisdiction over Los Angeles County, California and waive any and all objections to jurisdiction and venue that they may have under the laws of the State of California or the United States and any claim or objection that any such court is an inconvenient forum. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement or other affected document, and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns, whether voluntary by act of the parties or involuntary by operation of law, as the case may be. This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns. There shall be no third party beneficiaries hereof, intended or otherwise. Neither Party may assign this Agreement without the written consent of the other party, provided, however, Buyer may assign this Agreement to a wholly owned subsidiary. In the event of such assignment by Buyer it shall remain obligated and liable under the terms and conditions of this Agreement. The titles of sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein. All references herein to the singular shall include the plural, and vice versa. Should any provision of this Agreement require interpretation in any judicial, administrative or other proceeding or circumstance, it is agreed that the court, administrative body, or other entity interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who by itself or through its agents prepared the same, it being agreed that the agents of both parties hereto have fully participated in the preparation of this Agreement. Except as otherwise expressly provided herein, all rights, powers, and privileges conferred hereunder upon the parties hereto shall be cumulative and in addition to those other rights, powers, and remedies hereunder and those available at law or in equity. All such rights, powers, and remedies may be exercised separately or at once, and no exercise of any right, power, or remedy shall be construed to be an election of remedies or shall preclude the future exercise of any or all other rights, powers, and remedies granted hereunder or available at law or in equity, except as expressly provided herein. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. No amendment to this Agreement shall be binding on any of the parties hereto unless such amendment is in writing and is executed by the party against whom enforcement of such amendment is sought. Time is of the essence with respect to each and every covenant, agreement, and obligation of the parties hereto. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement, and the signatures of any party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart. This Agreement constitutes the entire agreement of the parties with respect to the subject matter contained herein and supersedes and/or revokes any prior agreements not included within this Agreement, including prior drafts of documents, prior proposals, counterproposals and correspondence, whether written or oral. As used in this Agreement, the term “including” will always be deemed to mean “including, without limitation”.

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[SIGNATURES BEGIN ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:

GOPHER PROTOCOL INC., a Nevada corporation

By: /s/ Greg Bauer
Name: Greg Bauer
Title: CEO, President and Chairman as Authorized Signatory

SELLER:

CENTRAL STATE LEGAL SERVICES INc.

By: /s/ Dennis Winfrey
Name: Dennis Winfrey
Its: Authorized Signatory

EXHIBIT A

CENTRAL STATES LEGAL SERVICES, INC

ASSETS

COLLECTION SOFTWARE PROGRAM

Computerized Legal Collection Software Program

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EXHIBIT B

CENTRAL STATES LEGAL SERVICES, INC

ALLOCATION OF PURCHASE PRICE

COLLECTION SOFTWARE PROGRAM	$20,000

CUSTOMER LIST – CONTRACTS	$2,500

COMPANY GOODWILL - NAME	$2,500

Total	$25,000

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